UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 2, 2016

Date of Report (Date of earliest event reported)

SYCAMORE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27273	04-3410558
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

300 Brickstone Square, Suite 201

Andover, MA 01810

(Address of principal executive offices)

(Zip code)

Registrant’s telephone number, including area code: (978) 662-5245

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the completion of the liquidation and dissolution of Sycamore Networks, Inc. (the “Company”), as further described below, and by letters to the Company’s board of directors (the “Board”) dated November 2, 2016, each of David Guerrera, the Company’s Principal Executive Officer, President and Secretary and a director of the Company; Anthony Petrillo, the Company’s Principal Financial Officer and Treasurer; and Alan R. Cormier and Daniel E. Smith, each a director of the Company, resigned from their respective positions with the Company effective as of the close of business on November 23, 2016, in each case, contingent upon the successful completion of the winding up of the Company’s affairs at or prior to such time.

Item 8.01: Other Events.

As previously reported, the Company filed a certificate of dissolution with the Secretary of State of the State of Delaware on March 7, 2013. On February 25, 2016, the Delaware Court of Chancery granted the Company’s petition to extend the Company’s corporate existence for an additional period of up to two years, ending on March 7, 2018, or such shorter period as the Board deems necessary, in order to permit the Company to make a final determination with respect to the Company’s remaining non-cash assets, which primarily consisted of the Company’s investment in Tejas Networks Limited, an Indian private company (“Tejas”).

Also as previously reported, on August 2, 2016, the Company completed the sale of all of its equity shares of Tejas to Samena Spectrum Co, a company incorporated under the laws of Mauritius, pursuant to a Share Purchase Agreement dated as of August 2, 2016 (the “Share Purchase Agreement”) for an aggregate purchase price of $3.5 million. Pursuant to the Share Purchase Agreement, certain of the Company’s representations and warranties survived the closing until the earlier of January 30, 2017 or, if the Board, on or after November 1, 2016, adopts a resolution authorizing the completion of the liquidation of the Company’s assets and the making of a final liquidating distribution to the Company’s stockholders in accordance with the DGCL, the date immediately preceding the date of such resolution, and the Company may then undertake to complete its liquidation and dissolution at such time.

On November 2, 2016, the Board adopted a resolution providing that the Company’s affairs shall be deemed to have been wound up as of the close of business on November 23, 2016, and in connection therewith authorized and declared a final liquidating distribution of $0.2261 in cash per share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), or approximately $6,530,214 million in the aggregate, to holders of record of Common Stock as of November 12, 2016 (the “Record Stockholders”), to be paid on November 21, 2016. In accordance with FINRA Rule 11140(b), the Company expects the ex-dividend date will be November 22, 2016, the first business day following the payment date for the final liquidating distribution.

This final liquidating distribution will effect the distribution to stockholders of the Company’s remaining assets as of November 23, 2016. Record Stockholders do not need to return or tender their shares of Common Stock to the Company in order to receive this final liquidating distribution, which will be in complete cancellation of all of the outstanding shares of Common Stock.

The Company will file a final Current Report on Form 8-K following payment of the final liquidating distribution.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sycamore Networks, Inc.

By:	/s/ David Guerrera
David Guerrera
President and Secretary
(Duly Authorized Officer and Principal Executive Officer)

Dated: November 2, 2016